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                                                                    EXHIBIT 99.1

       [LOGO]                                                       NEWS RELEASE
INTERMEDIA
COMMUNICATIONS                              CONTACTS:  Robert M. Manning
                                                       Senior Vice President and
                                                         Chief Financial Officer
3625 Queen Palm Drive                                  813/829-2403
Tampa, Florida 33619                                       or
(813) 829-0011                                         Chris Brown
hpp://www.icix.net                                     Senior Vice President
Fax: (813) 829-2913                                      Investor Relations
                                                       813/829-2408



               INTERMEDIA SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
                           LDS COMMUNICATIONS GROUP
               ------------------------------------------------
     WOULD ACCELERATE PROFITABLE GROWTH IN TEXAS, LOUISIANA AND OKLAHOMA


Tampa, Florida (December 17, 1997) - Intermedia Communications (Nasdaq/NM: ICIX) today announced that it has signed a definitive agreement to acquire LDS Communications Group ("LDS"), a regional interexchange carrier, for $151 million in stock and cash.

        LDS, with annualized third quarter 1997 revenue of approximately $111 million and annualized third quarter EBITDA of approximately $13 million provides long distance voice and data telecommunications services, including Internet access and World Wide Web services. Headquartered in Monroe, Louisiana, LDS serves more than 45,000 business customers and employs approximately 120 sales professionals in a multi-state region focused on Texas, Oklahoma and Louisiana.

        The $151 million purchase consideration would be a combination of approximately $120 million or approximately 2.3 million shares (subject to certain adjustments) of Intermedia common stock and $31 million in cash. Should the acquisition of LDS and the pending Shared Technologies Fairchild acquisition be consummated, Intermedia would have pro forma annualized third quarter 1997 revenue of approximately $580 million, approximately $(2.0) million pro forma annualized EBITDA (before considering any synergies), and would employ over 2,800 people, including nearly 600 in sales and sales support, serving approximately 80,000 business customers.

        Closing of the acquisition is subject to customary conditions, including the receipt of required regulatory approvals.


ACQUISITION WOULD FACILITATE MARKET ENTRY, SUPPORT SWITCH DEPLOYMENT

        LDS's facilities-based interexchange network provides services to the major markets in Texas, Louisiana and Oklahoma. When coupled with the previous acquisition of the data


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network business of NetSolve and the pending acquisition of Shared Technologies
Fairchild, LDS would solidify Intermedia's market position within the region. This transaction would add substantial traffic to Intermedia's local/long distance switches being turned up in Dallas and Houston, and to LDS's local/long distance switch already in service in Shreveport, Louisiana.

        "We are encouraged that this proposed transaction continues our strategic path of blending organic growth with carefully targeted acquisitions. LDS has assembled a truly unique property, particularly in Louisiana and Texas, having amassed an approximately 5% long distance market share in Louisiana and over $30 million in revenue from Texas. LDS's success in building this valuable asset is due in part to a philosophy we jointly share -- an emphasis on delivering exceptional service and building long-term customer relationships," said David C. Ruberg, Intermedia's chairman, president, and chief executive officer. "Evaluation of their customer base reveals exceptional customer loyalty, surpassing industry norms. This transaction would bring a quality customer base, acceleration of time to market in new cities, an increase in our network density in the region, and high quality employees, satisfying our strategic criteria for acquisitions."

FINANCIAL SYNERGIES

        "The benefits we expect to realize from this transaction stem from accelerating our profitable entry into this important region," stated Robert M. Manning, Intermedia's chief financial officer. "Consistent with our philosophy of cost effective capital deployment, we are adding over $100 million of revenue in a region where we are soon to turn on our DMS500 switches in Dallas and Houston. This level of long distance traffic, together with the sales force infrastructure necessary to sell local exchange services immediately, justifies the capital cost associated with the roll out of those switches. We expect the transaction to include approximately $8 million in one-time cost synergies and $4.5 million in recurring cost synergies. These would be realized principally by avoiding the expenses associated with establishing a sales force; avoiding the cost of capital expenditures for redundant switch deployment and network infrastructure; and from the reduction of long distance termination charges." The Company expects to close the transaction during the fist quarter of 1998.

        Intermedia will host a conference call at 9:00 a.m. EST to discuss this proposed transaction. To participate in this conference, call (800) 616-7812. A 24-hour replay will be available by calling (800) 633-8284, ID 3571577.

        Bear, Stearns & Co., Inc. served as financial advisor to Intermedia with regard to the proposed acquisition. Daniels & Associates, L.P. served as financial advisor to LDS.

        Statements contained in this news release regarding expected financial results and other planned events are forward-looking statements, subject to uncertainties and risks, including, but not limited to, the demand for Intermedia's services, and the ability of the


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Company to successfully implement its strategies, including consummation of the
LDS acquisition, the successful integration of LDS into Intermedia and the consequent realization of projected synergies, each of which may be impacted, among other things, by economic, competitive or regulatory conditions. These and other applicable risks are summarized under the caption "Risk Factors" in the Company's Form 10-K Annual Report for its fiscal year ended December 31, 1996, and are updated periodically through the filing of registration statements with the Securities and Exchange Commission.

        Intermedia Communications is one of the nation's fastest growing telecommunications companies, providing integrated telecommunications solutions to business and government customers. These solutions include voice and data, local and long distance, and advanced network access services in major U.S. markets. Intermedia's enhanced data portfolio, including frame relay networking, ATM, and a full range of business Internet connectivity and web hosting services, offers seamless end-to-end service virtually anywhere in the world.

        Intermedia is headquartered in Tampa with sales offices in over 40 cities. Intermedia can be found on the World Wide Web at http://www.intermedia.com.

        Founded in 1982, LDS Communications Group is a regional interexchange carrier providing long distance voice, video, Internet access and data services to customers throughout a six-state area in the southern U.S. LDS can be found on the World Wide Web at http://www.ldscommunications.com.


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